Exhibit 21.1

SUBSIDIARIES OF CHAPARRAL ENERGY, INC

Name of Subsidiary	Jurisdiction of Formation	Effective Ownership
Chaparral Resources, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

Chaparral Real Estate, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

Chaparral CO2, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

NorAm Petroleum, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

CEI Pipeline, L.L.C.	Texas	Chaparral Energy, Inc. – 100%

Chaparral Energy, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

CEI Acquisition, L.L.C.	Delaware	Chaparral Energy, L.L.C. – 100%

Green Country Supply, Inc.	Oklahoma	Chaparral Energy, Inc. – 100%

Chaparral Biofuels, L.L.C.	Oklahoma	Chaparral Energy, Inc. – 100%

Oklahoma Ethanol L.L.C.	Oklahoma	Chaparral Energy, Inc. – 66.7%